Exhibit 99.1

PhaseRx Reports Second Quarter 2017 Financial Results and Provides Corporate Update

SEATTLE, August 10, 2017 - PhaseRx, Inc. (NASDAQ: PZRX), a biopharmaceutical company developing mRNA treatments for life-threatening inherited liver diseases in children, today reported financial results for the second quarter ended June 30, 2017 and provided an update on its corporate activities.

“PhaseRx continued to make solid progress in the second quarter of 2017 with the receipt of orphan drug designation for PRX-OTC from the European Medicines Agency,” said Robert W. Overell, Ph.D., president and chief executive officer of PhaseRx. “In addition, we continued our outreach to the scientific community with a presentation at the TIDES Oligonucleotide and Peptide Technology and Product Development Conference.”

Second Quarter Highlights

•	On May 2, 2017, PhaseRx presented data describing its Hybrid mRNA Technology™ as well as its lead product candidate, PRX-OTC, at the TIDES Oligonucleotide and Peptide Technology and Product Development Conference in San Diego.
•	On April 25, 2017, PhaseRx received a positive opinion for orphan drug designation for PRX-OTC from the European Medicines Agency's (EMA’s) Committee for Orphan Medicinal Products (COMP).

Financial Results for the Three Months Ended June 30, 2017

Total operating expenses for the second quarter of 2017 were $3.3 million, compared to $9.8 million of operating expenses in 2016, which included non-recurring, noncash financial advising fees of $7.5 million related to the company's IPO. Excluding the noncash financial advising fees, operating expenses increased by $1.0 million in the second quarter 2017 compared to the same period in 2016 which was primarily due to increased research and development costs to execute PhaseRx's product development plan of its lead drug candidate PRX-OTC, increased costs associated with being a publicly-traded company and an increase in non-cash stock-based compensation expenses.

The net loss for the quarter ended June 30, 2017 was $3.5 million, or $0.30 per share, compared to a net loss of $11.1 million, or $1.84 per share, for the quarter ended June 30, 2016.

As of June 30, 2017, the company had cash, cash equivalents, and marketable securities of $8.4 million.

About PhaseRx

PhaseRx is a biopharmaceutical company dedicated to developing mRNA products for the treatment of children with inherited enzyme deficiencies in the liver using intracellular enzyme replacement therapy (i-ERT). PhaseRx's initial product development focus is on urea cycle disorders, a group of rare genetic diseases that generally present before the age of twelve and are characterized by the body's inability to remove ammonia from the blood with potentially devastating consequences for patients. The company's i-ERT approach is enabled by its proprietary Hybrid mRNA Technology™ platform. PhaseRx is headquartered in Seattle. For more information, please visit www.phaserx.com.

Safe Harbor Statement

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the fact that the company has incurred significant losses since its inception and anticipates that it will continue to incur significant losses for the foreseeable future, (ii) the company being dependent on technologies it has licensed and that it may need to license in the future, (iii) the fact that the company will need to raise substantial additional funding to develop its planned products, (iv) the fact that the company's Hybrid mRNA Technology has not previously been tested beyond company preclinical studies, and that mRNA-based drug development is unproven, (v) the fact that all of the company's programs are in preclinical studies or early stage research and it is uncertain that any company product candidates will receive regulatory approval or be commercialized, (vi) the fact that development of the company's product candidates will be expensive, time-consuming and subject to regulatory approval, (vii) the company expecting to continue to incur significant research and development expenses, (viii) the company becoming dependent on collaborative arrangements for the development and commercialization of its products, (ix) the company's ability to adequately protect its proprietary technology from legal challenges, infringement or alternative technologies and (x) the biotechnology and pharmaceutical industries being intensely competitive. More detailed information about the company and the risk factors that may affect the realization of forward looking statements is set forth in the company's filings with the Securities and Exchange Commission (SEC), including the most recent annual report on Form 10-K and its quarterly reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts:

Corporate Communications Contact:

Jason Spark

Canale Communications

Senior Vice President

jason@canalecomm.com

619.849.6005

Investor Contact:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
robert.uhl@westwicke.com
858.356.5932

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PhaseRx, Inc.

Statements of Operations and Balance Sheet Data

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
Statements of Operations	2017	2016	2017	2016
	(Unaudited)
Operating expenses
Research and development	$2,255	$1,416	$4,581	$2,850
General and administrative	1,065	880	2,654	1,559
Noncash financial advising fees	-	7,515	-	7,515
Total operating expenses	3,320	9,811	7,235	11,924
Loss from operations	(3,320)	(9,811)	(7,235)	(11,924)
Interest income	22	6	47	6
Interest expense	(241)	(1,389)	(476)	(1,589)
Other income, net	-	110	-	190
Total other income (expense)	(219)	(1,273)	(429)	(1,393)
Net loss	$(3,539)	$(11,084)	$(7,664)	$(13,317)
Basic and diluted net loss per share	$(0.30)	$(1.84)	$(0.66)	$(4.05)
Shares used in computation of basic and diluted net loss per share	11,690	6,013	11,690	3,288

	June 30,	December 31,
Balance Sheet Data:	2017	2016
	(unaudited)
Cash and cash equivalents	$4,941	$9,983
Marketable securities	3,421	5,496
Total assets	9,206	16,448
Current portion of term loan payable	1,747	576
Term loan payable, net of debt discount and current portion	4,140	5,127
Total stockholders' equity	2,229	9,297